Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Itron, Inc. for the registration of shares of its common stock, preferred stock, debt securities, or convertible debt securities and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Itron, Inc., and the effectiveness of internal control over financial reporting of Itron, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
April 3, 2009